Exhibit 99.1

Pieris Pharmaceuticals Reports Full-Year 2014 Financial Results and Provides Corporate Update

Company to Host an Investor Conference Call on Thursday,

March 26, 2015 at 10:00 AM EDT

FREISING, GERMANY, March 25, 2015 – Pieris Pharmaceuticals, Inc. (OTCQB:PIRS) (the “Company” or “Pieris”), a biotechnology company advancing its patented and proprietary Anticalin® biotherapeutic technologies, reported today 2014 corporate highlights, a clinical development overview, and financial results for the year ending December 31, 2014.

“I’m pleased to report that 2014 was a year of significant progress for Pieris Pharmaceuticals, both financially and in terms of development of our therapeutic programs. In December 2014 we became a public company through the completion of an alternative going public transaction and a concurrent private placement raising gross proceeds of $13.6 million and ending 2014 with $18.5 million of cash. Additionally, the Company initiated a Phase I clinical trial for PRS-080, an anti-hepcidin Anticalin® therapeutic protein designed to treat anemic patients,” commented Pieris’ Chief Executive Officer and President, Stephen Yoder. “Beyond the progress of our clinical-stage program, we made notable advances with our preclinical multispecific immuno-oncology drug candidates as well as our inhaled IL-4Ra antagonist to address respiratory disease. These achievements are complemented by continued development of several Anticalin-based therapeutic programs with collaboration partners such as Sanofi Group and Daiichi Sankyo.”

Corporate Highlights:

•	In December 2014, completed a successful alternative going public transaction and listed on the OTC markets under the symbol “PIRS”

•	Concurrently raised $13.6 million in gross proceeds through a private placement. The raise included participation from institutional healthcare investors such as OrbiMed Advisors, Lombard Odier and others.

•	In December 2014, Pieris announced initiation of a Phase 1 clinical trial with PRS-080, an Anticalin® therapeutic protein that binds to hepcidin, designed to treat functional iron deficiency in anemic patients with chronic kidney disease. This trial was funded in part by a $6.0 million grant from the European Union to the European Consortium for Anticalin proteins as next generation high-affinity protein therapeutics, or EUROCALIN, of which Pieris is the project coordinator and a participant.

•	In November 2014, Pieris appointed 30-year industry veteran Michael Richman to its Board of Directors. Mr. Richman is the President and CEO of Amplimmune, Inc., a former researcher at Chiron Corporation (now Novartis), MedImmune, Inc. (now Astra Zeneca) and MacroGenics, and a former director of Cougar Biotechnology until its acquisition by Johnson & Johnson.

•	In 2014, received three milestone payments totalling over $3.0 million as a result of its partnership collaborations with Sanofi Group and Daiichi Sankyo.

Pipeline Update:

PRS-080

Pieris initiated a Phase I clinical trial for PRS-080 in healthy subjects, an Anticalin® therapeutic protein that binds to hepcidin, designed to treat functional iron deficiency in anemic patients with chronic kidney disease. The trial is a placebo-controlled, single dose escalating study to evaluate safety and tolerability of PRS0-080 in healthy subjects. Conducted in Germany, the trial is underway and to date 32 of 48 healthy subjects have been dosed. We believe that this Phase I clinical trial is critical in the path to offering a potential therapeutic treatment for patients who are currently not responsive to the existing anemia therapeutics.

PRS-060

PRS-060 is an Anticalin® protein that binds to IL-4Ra and is designed to address patients suffering from inflammatory disease, including uncontrolled asthma. The small size and biophysical stability of PRS-060 enables direct delivery into the lungs by inhalation. As a result, PRS-060 may allow for low dosing as compared to systematically delivered antibodies, while also offering a more convenient administration regimen and a potentially superior therapeutic index. The Company has shown proof of concept in animals as well as feasibility of pulmonary delivery in multiple formulations.

300-Series

Our 300-Series Anticalin® proteins are designed to target checkpoint proteins, which consist of a variety of multifunctional biotherapeutics that can combine antibodies with Anticalin proteins, which may target a variety of tumor targets and immune checkpoints, both inhibitory and stimulatory. In 2014, the Company isolated several Anticalin lead molecules against myriad checkpoints and has generated initial in vitro preclinical data demonstrating molecule stability and target engagement.

Financial Update:

Cash and Cash Equivalents – Cash and cash equivalents totalled $18.5 million at December 31, 2014, compared to $3.7 million at December 31, 2013. The increase was driven primarily by the private placement completed in December 2014, raising gross proceeds of $13.6 million. Pieris believes it has sufficient cash and cash equivalents to fund the Company’s cash flow requirements for its current activities into 2016.

Revenue – Revenue for fiscal 2014 was $5.4 million as compared to $12.4 million for fiscal 2013. This year over year decrease in revenue was primarily due to reductions in upfront payments received from collaborators and lower service and grant revenue, offset by an increase in milestone revenue.

Research and Development Expenses – Research and development expenses were $5.6 million for the year ended December 31, 2014, compared to $9.4 million for the year ended December 31, 2013. The decrease was primarily attributable to the completion in 2013 of chemistry, manufacturing, control, or CMC, for initial clinical development and good manufacturing practices, or GMP, compliance for the Company’s lead program, PRS-080.

General and Administrative Expenses – General and administrative expenses for the year ended December 31, 2014 were $7.0 million, compared to $2.5 million for the year ended December 31, 2013. The increase in general and administrative expenses were due to expenses associated with the Company’s public listing, costs incurred in connection with operating as a public company, and increased personnel-related expenses, including approximately $1.2 million in non-cash stock based compensation expense.

Net Loss – Net loss from operations was $9.8 million, or a loss of $0.71 per share, for the year ended December 31, 2014, compared to a net income of $66,196, or $0.01 per share, for the year ended December 31, 2013. The increased net loss was primarily attributable to lower revenue in fiscal 2014 compared to fiscal 2013 and slightly higher year over year total operating expenses.

Conference Call:

Pieris’ management will host a conference call beginning at 10:00 AM EDT on Thursday, March 26, 2015, to discuss the full year financial results and provide a corporate update. You can join the call by dialling +1-877-407-8920 (US & Canada) or +1-412-902-1010 (International) and providing the conference ID: 13603006. An archived replay of the call will be available by dialling +1-877-660-6853 (US & Canada) or +1-201-612-7415 (International).

About Pieris Pharmaceuticals

Pieris is a clinical-stage biotechnology company advancing its patented and proprietary Anticalin® technology to create differentiated drugs that have the potential to be safer and more effective than conventional approaches. Anticalins show promise in addressing high-unmet medical needs and expanding the potential of targeted therapeutics. The company currently has a diverse proprietary pipeline and has ongoing R&D collaborations with Daiichi Sankyo, the Sanofi Group, Zydus Cadila, Stelis Biopharma and Allergan. For more information visit www.pieris.com.

Anticalin®, Anticalins® are registered trademarks of Pieris.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods; our business and product development plans; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation our Current Report on Form 8-K dated December 17, 2014.

Company Contact:	Investor Relations Contact:
Pieris Pharmaceuticals, Inc.	The Trout Group
Darlene Deptula-Hicks	Thomas Hoffmann
Chief Financial Officer	+1-646-378-2931
+1-603-553-5803	thoffmann@troutgroup.com
deptula@pieris.com

Media Inquiries:

Gretchen Schweitzer

gschweitzer@macbiocom.com

+49 172 861 8540

Tables to Follow

PIERIS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$18,474,211	$3,689,382
Restricted cash	—	72,497
Trade accounts receivable	—	481,810
Other current assets	1,207,072	449,733
Prepaid expenses	109,332	60,477
Income tax receivable	14,810	66,479

Total current assets	19,805,425	4,820,379
Property and equipment, net	2,052,221	2,437,677
Deferred tax asset	26,522	18,877

Total assets	$21,884,168	$7,276,932

	December 31,
	2014	2013
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,260,015	$278,008
Accrued expenses	743,866	559,629
Other current liabilities	242,755	160,484
Bank loan, including accrued interest, current portion	1,270,605	206,490
Deferred revenues, current portion	—	544,562
Deferred tax liabilities	26,522	18,877

Total current liabilities	3,543,763	1,768,051
Accrued expenses, non-current	333,988	379,942
Convertible stockholder loan, including accrued interest, net of current portion	—	3,098,502
Bank loan, including accrued interest, net of current portion	—	1,445,430

Total liabilities	3,877,751	6,691,925

Stockholders’ equity
Common stock, $0.001 par value per share, 300,000,000 shares authorized and 29,279,522 and 11,828,974 shares issued and outstanding at December 31, 2014 and 2013	29,280	11,829
Preferred stock, $0.001 par value per share, 10,000,000 shares authorized and no shares issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	84,627,283	57,608,337
Receivable from issuance of shares	—	(121,801)
Accumulated other comprehensive loss	(843,097)	(956,274)
Accumulated deficit	(65,807,048)	(55,957,084)

Total stockholders’ equity	18,006,417	585,007

Total liabilities and stockholders’ equity	$21,884,168	$7,276,932

PIERIS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2014	2013
Revenues	$5,365,054	$12,427,292
Operating costs and expenses
Research and development	(5,600,421)	(9,411,856)
General and administrative	(6,962,891)	(2,461,610)

	(12,563,312)	(11,873,466)
Income (loss) from operations	(7,198,257)	553,826
Other income (expense)
Interest expense	(2,654,727)	(493,937)
Other income, net	3,002	6,307

	(2,651,725)	(487,630)
Income (loss) before income taxes	(9,849,982)	66,196
Income tax benefit	18	—

Net income (loss)	$(9,849,964)	$66,196

Net income (loss) per share
Basic and diluted	$(0.71)	$0.01
Weighted average number of common shares outstanding
Basic and diluted	13,872,390	11,828,974